Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT REPORTS FISCAL 2010 SECOND-QUARTER FINANCIAL RESULTS

Philadelphia, PA — February 8, 2010 — Lannett Company, Inc. (NYSE AMEX: LCI) today reported financial results for the fiscal 2010 second quarter and six months ended December 31, 2009.

For the second quarter of fiscal 2010, net sales were $28.7 million, compared with $29.2 million for the second quarter of fiscal 2009.  Gross profit was $8.1 million, compared with $11.0 million for the same period in the prior year.  Research and development (R&D) expenses increased to $2.7 million from $1.8 million in the 2009 fiscal second quarter.  Selling, general and administrative (SG&A) expenses decreased to $4.0 million from $6.7 million in the same quarter of the prior year.  Operating income was $1.3 million, compared with $2.5 million in the fiscal 2009 second quarter.  Net income was $55,000, or breakeven on a per share basis, compared with $1.6 million, or $0.06 per diluted share, for the prior year second quarter.

In the fiscal 2010 second quarter, the company recorded a non-recurring, non-cash state income tax charge due to a change in Pennsylvania tax law.  Although this change in apportionment rules by Pennsylvania will lower income taxes actually paid by Lannett in the future, the impact of this change caused the company to devalue its deferred tax assets, resulting in a significant increase in the effective tax rate for the quarter.

“For most of the second quarter, we were unable to sell certain pain management products manufactured by our Cody Laboratories subsidiary because of a delay in receiving quota from the DEA.  The delay cost Cody two months of production, which contributed to our lower gross margins.  It has since been resolved, and sales of our pain management products have rebounded in the current quarter,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “Second quarter results were also impacted by a change in product mix, including a decrease in sales of OB Natal One, as the manufacturer of the brand version ceased marketing and promoting its product, as well as price erosion for our heart drug and certain pain management products.

“We continue to invest in drug development to add to our robust product pipeline.  We have 16 product applications pending at the FDA and an additional 47 product candidates in various stages of development,” Bedrosian added.

For the first six months of fiscal 2010, net sales increased to $60.2 million from $54.8 million for the comparable period of fiscal 2009.  Gross profit was $19.6 million, compared with $20.0 million for the same period in the prior year.  R&D expenses increased to $5.8 million from $3.7 million in the first half of fiscal 2009.  SG&A expenses decreased to $7.8 million from $11.6 million in the same period of the prior year.  Net income grew to $2.9 million, or $0.12 per diluted share, from $2.8 million, or $0.11 per diluted share, for the first half of the prior year.

Conference Call Information and Forward-Looking Statements

On Monday, February 8, 2010, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the second quarter ended December 31, 2009.  The conference call will be available to interested parties by dialing 800-447-0521 from the U.S. or Canada, or 847-413-3238 from international locations, passcode 26317836.  The conference call will also be available through a live audio Internet broadcast at www.lannett.com.  The call will be archived and accessible at this site for approximately two weeks.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance and regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, investing in R&D to add to the company’s growing product offering and further diversify its portfolio, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$28,716,713	$29,224,372	$60,151,702	$54,792,025
Cost of sales	19,892,781	17,712,370	38,905,099	33,832,565
Amortization of intangible assets	448,666	446,167	897,333	892,333
Product royalties	298,288	42,997	738,062	42,997

Gross profit	8,076,978	11,022,838	19,611,208	20,024,130

Research and development expenses	2,730,112	1,840,717	5,757,953	3,703,830
Selling, general, and administrative expenses	4,049,391	6,675,472	7,812,552	11,624,616
Gain on sale of assets	(235)	(26,940)	(235)	(22,009)

Operating income	1,297,710	2,533,589	6,040,938	4,717,693

Other income (expense):
Foreign currency gain	708	—	708	—
Interest income	21,184	91,883	44,283	137,650
Interest expense	(84,091)	(117,431)	(154,504)	(183,640)
	(62,199)	(25,548)	(109,513)	(45,990)

Income before income tax expense	1,235,511	2,508,041	5,931,425	4,671,703
Income tax expense	1,169,996	925,433	2,997,646	1,845,423
Consolidated net income	65,515	1,582,608	2,933,779	2,826,280
Less net income from noncontrolling interest	(10,923)	(9,546)	(21,817)	(27,053)

Net income attributable to Lannett Company, Inc.	$54,592	$1,573,062	$2,911,962	$2,799,227

Earnings per common share - Lannett Company, Inc.:
Basic	$0.00	$0.06	$0.12	$0.11
Diluted	$0.00	$0.06	$0.12	$0.11

Weighted average number of shares outstanding:
Basic	24,713,006	24,468,149	24,623,284	24,385,818
Diluted	25,207,764	24,546,787	25,152,455	24,510,726

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31, 2009	June 30, 2009

ASSETS
Current Assets
Cash and cash equivalents	$19,653,294	$25,832,456
Investment securities - available for sale	741,869	347,921
Trade accounts receivable (net of allowance of $130,291 and $132,000, respectively)	28,919,488	29,945,748
Inventories, net	18,775,851	16,195,361
Interest receivable	94,593	90,425
Prepaid taxes	808,522	—
Deferred tax assets	4,232,572	4,296,929
Other current assets	1,031,744	602,335
Total Current Assets	74,257,933	77,311,175

Property, plant and equipment	46,922,895	41,431,158
Less accumulated depreciation	(19,920,946)	(18,533,773)
	27,001,949	22,897,385

Construction in progress	1,424,042	591,685
Investment securities - available for sale	396,713	801,748
Intangible assets (product rights) - net of accumulated amortization	8,702,004	9,118,710
Deferred tax assets	12,560,834	13,757,545
Other assets	165,943	98,873
Total Assets	$124,509,418	$124,577,121

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES
Current Liabilities
Accounts payable	$14,388,197	$16,805,468
Accrued expenses	2,125,144	1,842,434
Accrued payroll and payroll related	2,558,955	5,150,104
Income taxes payable	—	711,073
Current portion of long-term debt	359,971	435,386
Rebates, chargebacks and returns payable	14,283,623	13,734,540
Total Current Liabilities	33,715,890	38,679,005

Long-term debt, less current portion	7,585,473	7,703,382
Unearned grant funds	500,000	500,000
Other long-term liabilities	10,339	47,111
Total Liabilities	41,811,702	46,929,498
Commitment and Contingencies

SHAREHOLDERS’ EQUITY
Common stock - authorized 50,000,000 shares, par value $0.001; issued and outstanding, 24,799,154 and 24,517,696 shares, respectively	24,799	24,518
Additional paid in capital	78,431,215	76,250,309
Retained earnings	4,655,527	1,743,565
Noncontrolling interest	115,471	93,654
Accumulated other comprehensive income	28,998	24,751
	83,256,010	78,136,797
Less: Treasury stock at cost - 90,160 and 82,228 shares, respectively	(558,294)	(489,174)
TOTAL SHAREHOLDERS’ EQUITY	82,697,716	77,647,623

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$124,509,418	$124,577,121